Deutsche Bank

Registration Statement No. 333-258403
Dated September 6, 2022; Rule 433
Page 1

Global Markets

5.371% FIXED RATE SENIOR DEBT FUNDING NOTES DUE SEPTEMBER 9, 2027

SENIOR DEBT FUNDING NOTES, SERIES E

Terms and Conditions *Tuesday, September 6, 2022*

Final Terms of the Notes

Relating to Preliminary Pricing Supplement No. 3143 dated September 6, 2022 (the "Preliminary Pricing Supplement"). Capitalized terms used but not defined herein are defined as set forth in the Preliminary Pricing Supplement.

Issuer	:	Deutsche Bank AG New York Branch
Current Senior Preferred Rating	:	A2 (Moody's); A- (S&P); A- (Fitch)
Form of Debt	:	Senior Debt Funding Notes (Senior preferred) The notes are intended to qualify as eligible liabilities for the minimum requirement for own funds and eligible liabilities of the Issuer.
Aggregate Principal Amount	:	USD 400,000,000
Trade Date	:	September 6, 2022
Issue Date	:	September 9, 2022
Maturity Date	:	September 9, 2027
Coupon	:	5.371%
Spread to Benchmark	:	195 bps
Benchmark	:	UST 3.125% August 31, 2027
Benchmark Treasury Yield	:	3.421%
Reoffer Price	:	100.000%
Fees	:	0.300%
Day Count Basis	:	30/360, unadjusted following
Interest Payment Dates	:	Semi-annual in arrears, payable March 9 and September 9 each year, commencing March 9, 2023
Early Redemption	:	None
Redemption	:	100.00%
Business Days	:	New York and TARGET2
Listing	:	None
Denominations	:	Minimum denominations of USD 150,000 and integral multiples of USD 1,000 in excess thereof
ISIN	:	US25160PAM95
CUSIP	:	25160PAM9
Sole Book Runner	:	Deutsche Bank Securities Inc.
Senior Co-Manager		Citigroup Global Markets Inc.
Co-Managers	:	Academy Securities, Inc., Bancroft Capital LLC, BBVA Securities Inc., Blaylock Van, LLC, Drexel Hamilton, LLC, Great Pacific Securities, Loop Capital Markets LLC, MFR Securities, Inc., R. Seelaus & Co., LLC, Roberts & Ryan Investments, Inc., Santander Investment Securities, UBS Securities LLC *To the extent any selling agent that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.*
Settlement	:	DTC and Euroclear/Clearstream
Calculation Agent	:	Deutsche Bank AG, London Branch
Documentation	:	SEC Registered
Eligible Liabilities Terms	:	Waiver of right to set-off; no events of default; repurchase prior to maturity subject to regulatory approval; recognition of applicable resolution measures
Resolution Measures	:	Holders of notes will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure (as defined under "Resolution Measures and Deemed Agreement" in the Preliminary Pricing Supplement) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see "Resolution Measures and Deemed Agreement" in the Preliminary Pricing Supplement.

Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement and prospectus.

- **Preliminary pricing supplement dated September 6, 2022:**
  https://www.sec.gov/Archives/edgar/data/0001159508/000095010322015317/dp179956_424b2-3143.htm

Registration Statement No. 333 - 258403 Dated September 6, 2022; Rule 433 Page 2 5.371% F IXED R ATE S ENIOR D EBT F UNDING N OTES DUE S EPTEMBER 9, 2027 S ENIOR D EBT F UNDING N OTES , S ERIES E Terms and Conditions Tuesday, September 6, 2022 Global Markets • Prospectus supplement dated August 3, 2021 : https:// www.sec.gov/Archives/edgar/data/1159508/000095010321011879/crt_dp155598 - 424b2.pdf • Prospectus dated August 3, 2021 : https:// www.sec.gov/Archives/edgar/data/1159508/000119312521235184/d205567d424b21.pdf

Registration Statement No. 333 - 258403 Dated September 6, 2022; Rule 433 Page 3 5.371% F IXED R ATE S ENIOR D EBT F UNDING N OTES DUE S EPTEMBER 9, 2027 S ENIOR D EBT F UNDING N OTES , S ERIES E Terms and Conditions Tuesday, September 6, 2022 Global Markets Prohibition of Sales To EEA Retail Investors The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“ EEA ”) . For these purposes, a retail investor means a person who is one (or more) of : (i) a retail client as defined in point (11) of Article 4 (1) of Directive 2014 / 65 /EU (as amended, “MiFID II”) ; or (ii) a customer within the meaning of Directive (EU) 2016 / 97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4 (1) of MiFID II or (iii) not a qualified investor as defined in the Prospectus Regulation . The expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes . Consequently no key information document required by Regulation (EU) No 1286 / 2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA be unlawful under the PRIIPs Regulation . Prohibition of Sales to UK Retail Investors The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“ UK ”) . For these purposes, a retail investor means a person who is one (or more) of : (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017 / 565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“ EUWA ”) ; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 , as amended (“ FSMA ”), and any rules or regulations made under the FSMA to implement Directive (EU) 2016 / 97 , where that customer would not qualify as a professional client, as defined in point (8) of Article 2 (1) of Regulation (EU) No 600 / 2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation . The expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes . Consequently no key information document required by Regulation (EU) No 1286 / 2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation . MiFID II Product Governance/Professional Investors and ECPs - only Target Market The target market for the notes is eligible counterparties and professional clients, each as defined in MiFID II (all distribution channels, with appropriateness check) having (1) at least informed knowledge and/or experience with financial products, (2) a medium - term investment horizon, (3) general capital formation/asset optimization as their investment objective, (4) no or only minor investment loss bearing capacity and (5) a medium risk tolerance . UK MIFIR product governance/Professional Investors and ECPs - only Target Market The target market for the notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600 / 2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 ("UK MiFIR") (all distribution channels, with appropriateness check) having (1) at least informed knowledge and/or experience with financial products, (2) a medium - term investment horizon, (3) general capital formation/asset optimization as their investment objective, (4) no or only minor investment loss bearing capacity and (5) a medium risk tolerance . Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll - free 1 - 800 - 503 - 4611.